Exhibit 99.1

Willis Acquires The Grande Insurance Brokers in Hong Kong; Continues Asia Expansion

     LONDON & NEW YORK--(BUSINESS WIRE)--Oct. 5, 2004--Willis Group Holdings (NYSE: WSH), the global insurance broker, announces the purchase of the business portfolio of Hong Kong-based insurance broker The Grande Insurance Broker Limited (Grande). Terms of the transaction are not disclosed.
     Willis has assumed responsibility and control of the business with immediate effect. The integration of the business will be completed by November 1, 2004, at which time all Grande staff will have transferred to Willis offices at Lee Gardens, Hong Kong.
     The Grande Insurance Brokers Limited is a Hong Kong licensed general insurance broker serving middle market corporate clients, particularly in the financial and professional risk sectors. It has annual revenues of around HK$5,500,000 (US$700,000).
     Welcoming the Grande team to Willis, Joe Plumeri, Chairman and Chief Executive Officer of Willis said: "This acquisition reflects our commitment to expanding in Asia, where we see excellent opportunities for growth. Following recent regulatory approval for our Chinese joint venture, Willis Pudong Insurance Brokers, to operate throughout China, Willis is now the fastest growing international insurance broker in the Greater China area and we will continue to seek further opportunities for expansion in the region, including via acquisition".

     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 13,000 associates serves clients in some 180 countries. Additional information on Willis may be found on its web site www.willis.com.

     CONTACT: Willis Group Holdings
              Investors Contact:
              Kerry K. Calaiaro, 212-837-0880
              calaiaro_ke@willis.com
              or
              Media Contact:
              Nicholas Jones, +44 20 7488-8190
              jonesnr@willis.com
              or
              Dan Prince, 212-837-0806
              prince_da@willis.com